Exhibit 99.1

Contact: Michael Baehr VP of Corporate Communications & Investor Relations Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com
FOR IMMEDIATE RELEASE

WFI AGREES TO ACQUIRE MADISON RESEARCH CORPORATION (MRC)

Acquisition Significantly Broadens Company’s Reach into U.S. Department of Defense;
KeyBanc Provides Senior Financing to Fund Transaction

SAN DIEGO, CA, AUGUST 8, 2006—WFI (NASDAQ: WFII), a global leader in the design, deployment, and management of wireless communication networks, information technology solutions and security systems, announced today that is has entered into a definitive agreement to acquire Madison Research Corporation (MRC), a privately-held technical solutions and services company focused on advanced telecommunications programs, software and IT solutions, product solutions and space programs.  The acquisition of MRC significantly advances WFI’s customer footprint within the U.S. Department of Defense with key customers including the U.S. Army, U.S. Air Force and NASA.  MRC is headquartered in Huntsville, Alabama, and has approximately 375 personnel located in 15 states who support over 85 contracts and tasks for 15 U.S. government customers and 10 foreign nations.

“WFI’s acquisition of Madison Research is extremely significant and strategic for the Company,” said Eric DeMarco, president and CEO of WFI.  “As we have discussed previously, a key strategy for WFI is to grow our government business as quickly and selectively as practical to add continued stability and more predictable long-term revenue for the overall business.  MRC is a particularly ideal fit for WFI because of its very deep relationships across a number of military agencies and because of its existing, high-value contract vehicles.

“Additionally, as we have discussed in the past, with the large backlog, and stable and predictable cash flows that federal information technology business brings, we are very comfortable taking on some leverage to execute our WGS acquisition strategy.  Furthermore, our ability to obtain a financing commitment from KeyBanc for this transaction is a positive endorsement of our business model, of the synergy of the two companies, and WFI’s business plan.”

The transaction announced today is valued at approximately $69 million, subject to certain post-closing adjustments, and is immediately accretive in the first year after closing.  WFI will pay the purchase price with a combination of cash on hand and cash provided under a credit facility to be provided by KeyBanc.  The transaction is subject to customary closing conditions, including expiration of waiting periods under applicable antitrust regulations, and is expected to close by the end of the third quarter.

MRC provides comprehensive technical solutions and services primarily to the U.S. Army, U.S. Air Force (“USAF”), the National Aeronautics & Space Administration (NASA) and other domestic and international government agencies.  The Company offers a broad range of technical, engineering and information technology (“IT”) solutions and has developed core competencies in weapons system lifecycle support, integrated  logistics, test and evaluation, commercial-off-the-shelf (“COTS”) software and hardware selection and implementation, software development and systems lifecycle maintenance.  MRC’s key clients include the Army Aviation and Missile Command (“AMCOM”), the Space and Missile Defense Command (“SMDC”), the U.S. Army Program Executive Office (“PEO”) Missiles and Space, the U.S. Army PEO Aviation, the Naval Weapons Support Center (“NWSC”), NASA’s Marshall Space Flight Center (“MSFC”), the U.S. Army PEO or Simulation, Training and Instrumentation (“STRI”), Wright-Patterson Air Force Base (“AFB”), Maxwell AFB (Gunter Annex) and Warner Robbins AFB.

Beyond its existing contracts and tasks, MRC is well positioned for future growth.  For example, in 2005, MRC was one of six contractors to win a prime contractor role in the Technical domain on the five-year AMCOM Expedited Professional and Engineering Support Services (“EXPRESS”) contract vehicle.   Additionally, the Company expects significant transfer of business to the Huntsville area as a result of the base realignment and closure (“BRAC”) announcements.

“This is a milestone event for WFI’s Government business,” commented Robin Mickle, president of WFI’s Government Services, Inc.  “MRC’s capabilities are very well aligned with WFI’s existing customer relationships, and their current and new contract vehicles will significantly enhance the capabilities we can offer our customers.  I look forward to leveraging their synergy and skills and to working closely with the entire team at MRC.”

“For 20 years the team at MRC has worked with a wide range of government customers to provide innovative IT and technical solutions.  We are delighted to be joining WFI, one of the leading network communications and technical solutions companies, to further expand our work within the federal government.  Our customers and employees will significantly benefit from the enhanced capabilities of this combination,” said John Stallworth, president and CEO of Madison Research.

Wachovia Securities served as exclusive financial advisor to Madison Research Corporation in this transaction.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding anticipated operating results for 2006, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that closing conditions, including expiration of waiting periods under applicable antitrust laws and regulations, will not be satisfied in a timely manner, or at all; risks associated with the integration of MRC into WFI Government Services; risks associated with increased debt leverage; risks that the anticipated benefits of the acquisition will not be achieved; changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;  failure to successfully consummate acquisitions or integrate acquired operations;  the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006 and in other filings made with the Securities and Exchange Commission.